------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
   Trubeck     William        L.         |   Yellow Corporation (yell)                     |       X   Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |                         |     -----
   3300 Fox Street                       |   (Voluntary)         |     8/02                |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        |  X Form Filed by One Reporting Person
   Long Lake      MN            55356    |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock-Directors Stock          |              |       |       |        |      |          |             |          |
Compensation Plan                     |    4/18/02   |  A    |       |  680   |  A   |   N/A    |    6,409    |   D      |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                            (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                     SEC 1474-(7-96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------
9. Number of      |    10. Ownership Form  |       11. Nature of
   Derivative     |        of Derivative   |           Indirect
   Securities     |        Securities      |           Beneficial
   Beneficially   |        Beneficially    |           Ownership
   Owned at End   |        owned at end    |           (Instr. 4)
   of Month       |        of month        |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:

                                                                                       /s/ William L. Trubeck            08/26/2002
                                                                                       --------------------------------  ----------
                                                                                       Signature of Reporting Person**     Date

    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the form is filed by more than one reporting person, see Instruction 4(b)(v).

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


    Note: File three copies of this form, one of which must be manually signed.
    If space is insufficient, see Instruction 6 for procedure.

    Potential person who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                             Page 2

                                                                                                     SEC 1474(7-96)

                           (Print or Type Responses)